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                                                                      EXHIBIT 12


                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)


                                              Nine Months                      Years ended September 30
                                                 ended          -------------------------------------------------------
                                             June 30, 1998       1997        1996        1995         1994        1993
                                             -------------      ------      ------      ------       ------      ------

Earnings:
   Pre-tax income from continuing                $143.0         $117.0      $279.8      $256.0       $118.3      $ 67.9
   operations
   Distributed income of affiliated                 5.4           10.4        11.2        11.7          5.6         6.0
   companies
   Add fixed charges:
     Interest on indebtedness                      33.2           43.2        41.7        35.6         41.7        44.0
     Portion of rents representative of
       the interest factor                          3.7            4.9         4.8         5.5          5.9         4.9
                                                 ------         ------      ------      ------       ------      ------
  Income as adjusted                             $185.3         $175.5      $337.5      $308.8       $171.5      $122.8

Fixed charges:
  Interest on indebtedness                       $ 33.2         $ 43.2      $ 41.7      $ 35.6       $ 41.7      $ 44.0
  Capitalized interest                                -              -           -           -            -           -
  Portion of rents representative of
     the interest factor                            3.7            4.9         4.8         5.5          5.9         4.9
                                                 ------         ------      ------      ------       ------      ------

  Total fixed charges                            $ 36.9         $ 48.1      $ 46.5      $ 41.1       $ 47.6      $ 48.9

  Ratio of earnings to fixed charges                5.0            3.6         7.3         7.5          3.6         2.5
                                                 ======         ======      ======      ======       ======      ======

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